Exhibit 10(a)

October 23, 2008

Mr. Rakesh Sachdev

3326 Quartan Road

Bloomfield, Michigan 48304

Dear Rakesh:

This letter confirms our offer of employment to join Sigma-Aldrich Corporation as Vice President and Chief Financial Officer. This officer level position reports directly to Dr. Jai Nagarkatti, Chief Executive Officer. The location of work will be at the Corporate Headquarters in St. Louis, Missouri. Your first day of employment will be coordinated upon acceptance of this offer and is expected to be on our about November 17, 2008. Please advise me as regarding your schedule to communicate your notice to your current employer so I may coordinate internal and external communication of your employment with Sigma-Aldrich.

This offer is contingent upon your successfully passing a drug screen at a facility designated by Sigma-Aldrich, signing the enclosed Sigma-Aldrich Corporation Employment Agreement pertaining to confidentiality and noncompetition, signing Sigma-Aldrich Change-ln-Control and non-compete agreement, a successful academic and prior employment background check, a successful credit history review, a successful SEC review and confirmation of your on-going eligibility to work in the United States. Further, our offer of employment is contingent upon your not being prevented from employment by Sigma-Aldrich due to a noncompete or confidentiality agreement with a current or prior employer.

The key terms of the employment offer follow:

Your rate of base salary will be $18,269.23 per pay period, to be paid every two weeks, which annualized is $475,000. Your performance will be reviewed periodically to determine eligibility for salary adjustments, which typically occur annually. You will receive a car allowance of $692.30 per pay period which annualized totals $18,000.

Beginning in 2009, you will also participate in the Sigma-Aldrich Corporate Bonus plan, which at target (100%) performance provides 65% of your base salary. Performance metrics are determined each year but currently include Operating Income (50%), Sales Growth (30%) and Unit/Individual Objectives (20%). Depending upon performance the actual bonus payout may range from zero up to 150% of target.

You will also be eligible to participate in the Sigma-Aldrich Long Term Incentive plan. Beginning with the 2009 grant you will receive annual equity grants targeted to achieve a value to you of one million dollars ($1,000,000) in the form of stock options, performance shares or other forms of equity as determined by the CEO and Board of Directors. The value of an option will be determined using the Black-Scholes method. In 2008, similarly situated executives received 50% of the equity grant in stock options with a ten-year life and equal prorated vesting over three years ( 1/3 each year). The remaining 50% of the equity grant was provided in performance shares vesting on the achievement of three-year performance targets for Revenue Growth and Return on Equity (each weighted 50%). Depending upon performance, the actual performance share payout may range from zero up to 150% of target.

Rakesh Sachdev

October 23, 2008

In addition, in consideration of equity compensation forfeited due to your resignation from ArvinMeritor in order to commence your employment with Sigma-Aldrich (documentation to be provided within 10 days of our execution of this letter), on the date of hire you will receive a one-time equity and cash grant of approximately one and a half million dollars ($1,500,000). One third (33%) of the value will be provided in at-the-market Sigma-Aldrich Restricted Stock that vests in equal thirds on the anniversary of each of your first three years of employment. The one third (33%) will be provided in at-the-market Stock Options with a ten-year life that vest in equal thirds on the anniversary of each of your first three years of employment. The value of an option will be determined using the Black-Scholes method. The remaining one third (33%) will be delivered in two equal cash payments on the anniversary of your first and second year of your date of hire. In the event you voluntarily resign your employment all unvested restricted shares, options and cash shall be forfeited to the Company. In the event your employment is terminated for reasons other than cause or upon your death or disability, as defined in the 2003 Long Term Incentive Plan as amended and restated on May 6, 2006, the remaining unvested portion of the one-time equity and cash grant ($1,500,000) will immediately vest and be payable to you according to the terms of the plan.

You will be eligible to participate in our employee benefit plans as all other similarly situated executives including life insurance, medical benefits, and our retirement/pension plan when you have completed 30 days of employment. The Company covers the majority of the cost of these benefits for our employees. As a USA based employee you will also be eligible to participate in our 401(k) retirement savings plan on the first of the month following completion of 30 days of employment.

As a member of the management team, beginning in 2009 you will be eligible to participate in our Supplemental Executive Retirement Plan (SERP) and our optional Flexible Deferred Compensation Plan. Currently the Company contributes 6% of base salary to the SERP each year, typically in December.

Beginning in 2009, you will be granted fifteen (15) days of vacation per year. Once you are eligible for more than fifteen (15) days vacation in accordance with the Sigma-Aldrich vacation policy, you will be governed by that policy.

The compensation and benefit programs referred to above are designed to attract, retain and provide performance incentives to our management team. The programs are subject to modification, replacement and termination at the discretion of the CEO and Board of Directors and may require shareholder approval. The applicable plan documents or insurance plans govern all interpretations and implementation of the programs.

To align management with the interests of shareholders all managers are required to buy and hoid Company stock as a percentage of their annual base salary. As a senior executive you will be required to buy and hold Sigma-Aldrich stock equal in value to two (2) times your annual base salary accumulated ratably over a five-year period beginning in 2009. Please note that unvested equity grants, including performance shares, restricted shares, and stock options, and unexercised stock options do not count toward satisfying your shareholding requirement. You

Rakesh Sachdev

October 23, 2008

will be able to meet part of this requirement through share holdings in your 401(k) plan and awards you may receive under the stock option and performance share plans. Before you distribute your current 401(k) savings please discuss rollover options that may allow you to meet all or a portion of your shareholding requirement within the savings plan.

Sigma-Aldrich will pay reasonable expenses for the relocation of your family from Bloomfield, Michigan to St. Louis, Missouri consistent with the Company’s Relocation Benefits plan. Please refer to the accompanying relocation benefits information. In the event that you resign your employment with Sigma-Aldrich prior to the anniversary of two years of employment, you are required to reimburse Sigma-Aldrich for expenses associated with your relocation. The reimbursement obligation lapses after the anniversary of your second year of employment with Sigma-Aldrich. A Client Services Representative from SIRVA Relocation will contact you regarding your relocation.

In the unlikely event your employment is terminated for reasons other than cause the Company will provide severance benefits of twenty four (24) months of base salary if terminated in the first 12 months of employment; twelve (12) months of base salary if terminated in the second 12 months of employment; and six (6) months of base salary thereafter.

In the event of a Change In Control (CIC), in lieu of normal severance you will be provided CIC severance benefits equal to three times base and target bonus subject to all applicable taxes (no gross-up) and accelerated vesting of outstanding equity grants as defined in the standard CIC agreement provided to senior executives.

In accepting the offer, Sigma-Aldrich expects that you will devote your full-time effort to the performance of your duties and, during employment, will not engage, directly or indirectly, in any other business which would conflict with the terms of your Employment Agreement with Sigma-Aldrich. Please sign the enclosed Employment Agreements, returning one copy and retaining one for your file.

Please acknowledge your understanding of these terms with your signature and return to my attention through the mail or via Confidential FAX at 314 236 8724.

Sincerely,

Douglas W. Rau
Vice President Human Resources

Acknowledged by Rakesh Sachdev / Date

cc:	Jai Nagarkatti, Sigma-Aldrich Rich Keffer, Sigma-Aldrich